Exhibit 10.23
December 31, 2021

Thomas D. Hickey

Re: Transition Agreement
Dear Tom:
This letter sets forth the substance of the agreement (the “Agreement”) which Iridium Communications Inc., Iridium Satellite LLC and any of their subsidiaries (collectively, the “Company”) are offering to you in connection with your transition to consulting status.
1.Transition Date. Your last day of work with the Company as Chief Legal Officer and Corporate Secretary and your employment termination date will be December 31, 2021 (the “Transition Date”).
2.Accrued Salary and Vacation. No later than the first normal pay date following your Transition Date, the Company will pay you all accrued salary and accrued vacation time. You will receive these payments regardless of whether or not you sign this Agreement.
3.Severance Benefits. If you execute this Agreement within twenty-one (21) days of receipt, but no earlier than the Transition Date, and do not revoke your acceptance as described below, the Company will offer you the following “Severance Benefits,” subject to the terms and qualifications stated herein:
a.The Company will make severance payments to you in the form of continuation of your base salary in effect on the Transition Date for twelve (12) months following the Transition Date (such period the “Severance Period” and such payments the “Salary Continuation”). The Salary Continuation will be subject to standard payroll deductions and withholdings. The first payment of the Salary Continuation will be made on the day that is no later than sixty (60) days following the Transition Date (the “Severance Pay Commencement Date”), provided the Company has received the executed Agreement from you on or before that date and that the Agreement is no longer subject to revocation. On the Severance Pay Commencement Date, the Company will pay in a lump sum the aggregate amount of the Salary Continuation under this Section 3(a) that the Company would have paid you through such date had the payments commenced on the Transition Date through the Severance Pay Commencement Date. The remaining installments will occur on the Company’s regularly scheduled payroll dates thereafter.
b.The Company will provide an additional severance payment in the form of a fully taxable cash payment in the amount of the monthly COBRA premium to continue Executive’s coverage at the same level of coverage that was in effect on Executive’s Transition Date (including coverage for Executive’s eligible dependents, if applicable) multiplied by 12, regardless of whether Executive or Executive’s dependents elect COBRA continuation coverage (such amount, the “Health Care Payment”). Subject to Section 17 below, the Health Care Payment shall be payable within 60 days following Executive’s Transition Date and subject to required payroll deductions and tax withholdings. For clarity, Executive may use the Health Care Payment for any purpose, which may include the cost of COBRA premiums, but Executive is not required to elect COBRA continuation coverage.
c.The Company will pay you an amount equal to the 2021 bonus that you would have earned (had you remained employed through the payment date for such bonus), based on actual achievement of the designated performance metrics (the “Bonus Severance”). The Bonus Severance will be subject to standard payroll deductions and withholdings, and paid in substantially equal installments on the Company’s normal payroll schedule over the remainder of the Severance Period from and after the date the Company determines (as part of its determination for all bonus eligible employees) actual performance and the amount of bonus that would have been earned based on such performance.
4.Benefit Plans. Your participation in Company sponsored benefit plans will cease as of the Transition Date. Except as otherwise provided in this Agreement, you acknowledge and agree that the Company has no further obligations to you with respect to payment of post-termination health insurance coverage.
5.Consultancy. The Company will offer you the Consulting Agreement attached as Exhibit A (the “Consulting Agreement”). If you execute the Consulting Agreement on the Transition Date you will begin your consulting relationship effective immediately. Provided the Company has received the executed Consulting Agreement from you on or before the Transition Date, beginning on the Transition Date, you will provide consulting services to the Company at an anticipated rate of up to twenty (20) hours per month while the Consulting Agreement remains in effect, subject to the terms of the Consulting Agreement. If you execute this Agreement and then revoke it, your consultancy with the Company will end on the date you revoke this Agreement. If you timely execute and do not revoke this Agreement, then the terms of your consultancy will be as set forth in the Consulting Agreement.
6.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement and the Consulting Agreement, you are not eligible for, and will not receive, any additional compensation, severance or benefits after the Transition Date with the exception of any vested right you may have under the terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) and any rights you have under any existing equity awards.
7.Expense Reimbursements. You agree that, within ten (10) days of the Transition Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred as an employee through the Transition Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.
8.Return of Company Property. If requested by the Company, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that are specifically requested by the Company and that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property including, but not limited to, computers, cell phone, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). If requested by the Company, you agree that you will make a diligent search to locate any such documents, property and information. In addition, if requested by the Company, if you have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done.
9.Continuing Obligations. Both during and after your employment you acknowledge your continuing obligations under that certain Employment Agreement by and between you and the Company, dated as of April 29, 2011 (the “Employment Agreement”). A copy of the Employment Agreement is attached hereto as Exhibit B. Notwithstanding anything to the contrary in this Agreement or the Employment Agreement, confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.
10.Confidentiality. Unless and until this Agreement is filed by the Company with the United States Securities and Exchange Commission, the provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.
11.Non-Disparagement. You hereby agree not to defame or disparage the Company or any executive, manager, director, or officer of the Company in any medium to any person without limitation in time. Notwithstanding this provision, you may confer in confidence with your legal representatives and respond accurately and fully to any question, inquiry or request for information when required by legal process. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

12.Cooperation After Termination. During the time that you are providing consulting services to the Company, you agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company.
13.Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation, including claims under the Employment Agreement; any claim for any severance benefit which might have been due to you under any previous agreement executed by and between any member of the Company Parties and you; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:
•has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;
•has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the Virginians with Disabilities Act; the Virginia Human Rights Act; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act;
•has violated any statute, public policy or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).
Notwithstanding the foregoing, you do not waive or release Claims (i) with respect to the right to enforce this Agreement, (ii) with respect to any vested right you may have under any employee pension or welfare benefit plan of the Company Parties, (iii) any D&O insurance policy applicable to you and/or the Company’s certificates of incorporation, charter and by-laws, (iv) that may arise after the execution date of this Agreement, or (v) with respect to any Claims that cannot legally be waived. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.
14.Your Acknowledgments and Affirmations. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury or have any occupational disease for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any member of the Company Parties. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any member of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law.
15.No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
16.Breach. You acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 3(b), 8, 9, 10 and 11 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorney’s fees, incurred by the Company in enforcing the terms of this Agreement.
17.Section 409A. Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (“Section 409A”). The payments and benefits under this Agreement are intended to qualify for exemptions from the application of Section 409A, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid taxation under Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9). Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your separation from service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of separation from service, (ii) the date of your death, or (iii) such earlier date as permitted under Section 409A without the imposition of taxation under Section 409A. The parties acknowledge that the exemptions from application of Section 409A to severance benefits are fact specific, and any later amendment of this Agreement to alter the timing, amount or conditions that will trigger payment of severance benefits may preclude the ability of severance benefits provided under this Agreement to qualify for an exemption. It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify you for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.
18.Miscellaneous. This Agreement, including the Exhibits hereto, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Virginia as applied to contracts made and to be performed entirely within Virginia.
You acknowledge that you have been given at least twenty-one (21) calendar days from the date of receipt of this Agreement to consider all of the provisions of the Agreement, including your agreement to waive and release any Claims you might have against the Company Parties including any Claims under the ADEA, although you may choose to voluntarily execute this Agreement earlier, but not earlier than the Transition Date, and if you do you will sign the Consideration Period waiver below. You shall have seven (7) calendar days from the date of your execution of this Agreement to revoke this Agreement, including with respect to all Claims referred to herein (including, without limitation, any and all Claims arising under the ADEA), by delivering a written notice of such revocation to Melissa Ferguson at Melissa.Ferguson@iridium.com. If you revoke the Agreement, you will be deemed not to have accepted the terms of this Agreement. This Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which shall be the eighth day after this Agreement is executed by you.
YOU FURTHER ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT CAREFULLY, HAVE BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND FULLY UNDERSTAND THAT BY SIGNING BELOW YOU ARE GIVING UP CERTAIN RIGHTS WHICH YOU MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE COMPANY RELEASEES, AS DESCRIBED HEREIN AND THE OTHER PROVISIONS HEREOF AND ARE KNOWINGLY AND VOLUNTARILY WAIVING AND RELEASING ALL RIGHTS YOU MAY HAVE UNDER THE ADEA. YOU HAVE BEEN ADVISED THAT YOUR WAIVER AND RELEASE DO NOT APPLY TO ANY RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE EXECUTION DATE OF THIS AGREEMENT. YOU ACKNOWLEDGE

THAT YOU HAVE NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT AND YOU AGREE TO ALL OF ITS TERMS VOLUNTARILY.
If this Agreement is acceptable to you, please sign below and return the original to me on or before the date that is twenty-one (21) days after you receive this Agreement, but no earlier than the Transition Date. You acknowledge that you are not permitted to sign prior to the Transition Date.
Sincerely,
Iridium Communications Inc.

By: /S/ Matthew J. Desch
Matthew J. Desch, CEO

Agreed to and Accepted:

/S/ Thomas D. Hickey
Thomas D. Hickey

Attachments:
Exhibit A – Consulting Agreement
Exhibit B – Employment Agreement

CONSIDERATION PERIOD
I, Thomas D. Hickey, understand that I have the right to take at least 21 days to consider whether to sign this Agreement, which I received on December 31, 2021. If I elect to sign this Agreement before 21 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 21-day consideration period. I understand that I am not permitted to sign prior to the Transition Date.

Agreed:
/S/ Thomas D. Hickey
Signature
December 31, 2021
Date

Exhibit A

CONSULTING AGREEMENT

This Consulting Agreement (the “Consulting Agreement”) by and between Iridium Communications Inc., Iridium Satellite LLC and any of their subsidiaries (collectively, “Client”) and Thomas D. Hickey, an individual (“Consultant”) is effective as of December 31, 2021 (the “Effective Date”).
RECITALS
WHEREAS, the parties desire for the Client to engage Consultant to perform the services described herein and for Consultant to provide such services on the terms and conditions described herein; and
WHEREAS, the parties desire to use Consultant’s independent skill and expertise pursuant to this Consulting Agreement as an independent contractor;
NOW THEREFORE, in consideration of the promises and mutual agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:
1.Engagement of Services. Consultant agrees to provide consulting services to include, among other things: participating in Client meetings as requested by the Chief Executive Officer of the Client (the “CEO” or the “Executive”) and other services upon request of the CEO. Consultant agrees to exercise the highest degree of professionalism and utilize his expertise and creative talents in performing these services. Consultant agrees to make himself available to perform such consulting services throughout the Consulting Period (as defined below), which shall include a maximum of twenty (20) hours per month throughout the Consulting Period, and to be reasonably available to teleconference with the Client.
2.Compensation. In consideration for the services rendered pursuant to this Consulting Agreement and for the assignment of certain of Consultant’s right, title and interest pursuant hereto, (i) Client will pay Consultant a consulting fee of $105,000, subject to standard payroll deductions and withholdings, no later than January 14, 2022 (ii) Consultant’s restricted stock units awards and stock option awards set forth on Schedule I to this Consulting Agreement (the “Current Awards”) will remain outstanding and continue to be eligible to vest in accordance with the terms of such awards and (iii) the Consultant’s Current Awards that are stock options will remain exercisable in accordance with their terms while Consultant continues to provide such services to the Company under this Consulting Agreement. For the avoidance of doubt, the Current Awards will cease vesting pursuant to this Consulting Agreement and be solely subject to the terms of the Company’s equity compensation plans and award agreements upon the termination of this Consulting Agreement.
3.Ownership of Work Product. Consultant hereby irrevocably assigns, grants and conveys to Client all right, title and interest now existing or that may exist in the future in and to any document, development, work product, know-how, design, processes, invention, technique, trade secret, or idea, and all intellectual property rights related thereto, that is created by Consultant, to which Consultant contributes, or which relates to Consultant’s services provided pursuant to this Consulting Agreement (the “Work Product”), including all copyrights, trademarks and other intellectual property rights (including but not limited to patent rights) relating thereto. Consultant agrees that any and all Work Product shall be and remain the property of Client. Consultant will immediately disclose to the Client all Work Product. Consultant agrees to execute, at Client’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment. In the event that Consultant does not, for any reason, execute such documents within a reasonable time of Client’s request, Consultant hereby irrevocably appoints Client as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest. Consultant shall not attempt to register any works created by Consultant pursuant to this Consulting Agreement at the U.S. Copyright Office, the U.S. Patent & Trademark Office, or any foreign copyright, patent, or trademark registry. Consultant retains no rights in the Work Product and agrees not to challenge Client’s ownership of the rights embodied in the Work Product. Consultant further agrees to assist Client in every proper way to enforce Client’s rights relating to the Work Product in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as Client may reasonably request for use in obtaining, perfecting, evidencing, sustaining and enforcing Client’s rights relating to the Work Product. Notwithstanding the foregoing, nothing in this Consulting Agreement shall serve to alter the ownership of any intellectual property rights of Client.
4.Artist’s, Moral, and Other Rights. If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product which cannot be assigned (the “Non-Assignable Rights”), Consultant agrees to waive enforcement worldwide of such rights against Client. In the event that Consultant has any such rights that cannot be assigned or waived Consultant hereby grants to Client a royalty-free, paid-up, exclusive, worldwide, irrevocable, perpetual license under the Non-Assignable Rights to (i) use, make, sell, offer to sell, have made, and further sublicense the Work Product, and (ii) reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.
5.Representations and Warranties. Consultant represents and warrants that: (a) Consultant has the full right and authority to enter into this Consulting Agreement and perform his obligations hereunder; (b) Consultant has the right and unrestricted ability to assign the Work Product to Client as set forth in Sections 3 and 4 (including without limitation the right to assign any Work Product created by Consultant’s employees or contractors); (c) the Work Product has not heretofore been published in its entirety; and (d) the Work Product will not infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law. Consultant agrees to indemnify Client from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees) arising from or relating to the breach or alleged breach by Consultant of the representations and warranties set forth in this Section 5.
6.Independent Contractor Relationship. Consultant is an independent contractor and not an employee of the Client. Nothing in this Consulting Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. The manner and means by which Consultant chooses to complete the consulting services are in Consultant’s sole discretion and control. In completing the consulting services, Consultant agrees to provide his own equipment, tools and other materials at his own expense. Consultant is not authorized to represent that he is an agent, employee, or legal representative of the Client. Consultant is not authorized to make any representation, contract, or commitment on behalf of Client or incur any liabilities or obligations of any kind in the name of or on behalf of the Client. Consultant shall be free at all times to arrange the time and manner of performance of the consulting services. Consultant is not required to maintain any schedule of duties or assignments. Consultant is also not required to provide reports to the Client. In addition to all other obligations contained herein, Consultant agrees: (a) to proceed with diligence and promptness and hereby warrants that such services shall be performed in accordance with the highest professional standards in the field to the satisfaction of the Client; and (b) to comply, at Consultant’s own expense, with the provisions of all state, local, and federal laws, regulations, ordinances, requirements and codes which are applicable to the performance of the services hereunder.
7.Consultant’s Responsibilities. As an independent contractor, the mode, manner, method and means used by Consultant in the performance of services shall be of Consultant’s selection and under the sole control and direction of Consultant. Consultant shall be responsible for all risks incurred in the operation of Consultant’s business and shall enjoy all the benefits thereof. Any persons employed by or subcontracting with Consultant to perform any part of Consultant’s obligations hereunder shall be under the sole control and direction of Consultant and Consultant shall be solely responsible for all liabilities and expenses thereof. The Client shall have no right or authority with respect to the selection, control, direction, or compensation of such persons.
8.Treatment. Consultant agrees, as an independent contractor, he is not entitled to workers’ compensation benefits in the event that Consultant is injured in any manner while performing obligations under this Consulting Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Consulting Agreement, except as provided herein.
9.No Employee Benefits. Consultant acknowledges and agrees that neither he nor anyone acting on his behalf shall receive any employee benefits of any kind from the Client as a result of performance of services under this Consulting Agreement. Consultant (and Consultant’s agents, employees, and subcontractors) is excluded from participating in any fringe benefit plans or programs, as a result of the performance of services under this Consulting Agreement, without regard to Consultant’s independent contractor status. In addition, Consultant (on behalf of himself and on behalf of Consultant’s agents, employees, and contractors) waives any and all rights, if any, to participation in any of the Client’s fringe benefit plans or programs including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by the Client to its employees as a result of performance of services under this Consulting Agreement. Nothing in this Section 9 changes Consultant’s rights (i) to benefits earned prior to the Effective Date of this Consulting Agreement (e.g., 401(k) benefits earned as an employee prior to Effective Date); or (ii) rights under that certain Transition Agreement between the Consultant and the Client.
10.Expenses and Liabilities. Consultant agrees that as an independent contractor, he is solely responsible for all expenses (and profits/losses) he incurs in connection with the performance of services. Consultant understands that he will not be reimbursed for any supplies, equipment, or operating costs, nor will these costs of doing business be defrayed in any way by the Client. In addition, the Client does not guarantee to Consultant that fees derived from Consultant’s business will exceed Consultant’s costs.
11.Non-Exclusivity. The Client reserves the right to engage other consultants to perform services, without giving Consultant a right of first refusal or any other exclusive rights. Consultant reserves the right to perform services for other persons, provided that the performance of such services do not conflict or interfere with services provided pursuant to or obligations under this Consulting Agreement.
12.No Conflict of Interest. During the term of this Consulting Agreement, unless prior written permission is given by the Executive, Consultant will not accept work, enter into a contract, or provide services to any third party that could be reasonably deemed as a conflict or interfere with or otherwise conflict or interfere with the services provided pursuant to or the obligations under this Consulting Agreement. Nothing herein is intended to amend, reduce, eliminate or modify the obligations that Consultant owes to the Company as set forth in Section 9 of the Transition Agreement. Consultant warrants that there is no other contract or duty on his part that prevents or impedes Consultant’s performance under this Consulting Agreement. Consultant agrees to indemnify Client from any and all liability incurred by Client by reason of the alleged breach by Consultant of that warranty.
13.Confidential Information. Consultant agrees to hold Client’s Confidential Information (as defined below) in strict confidence and not to disclose such Confidential Information to any third parties. Consultant also agrees not to use any of Client’s Confidential Information for any purpose other than performance of Consultant’s services hereunder. “Confidential Information” as used in this Consulting Agreement shall mean all information disclosed by Client to Consultant, or otherwise, regarding Client or its business obtained by Consultant pursuant to services provided under this Consulting Agreement that is not generally known in the Client’s trade or industry and shall include, without limitation, (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Client or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; and (d) any information regarding the skills and compensation of employees, contractors or other agents of the Client or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Client or Consultant in the course of Client’s business. Consultant’s obligations set forth in this Section shall not apply with respect to any portion of the Confidential Information that Consultant can document by competent proof that such portion: (i) is in the public domain through no fault of Consultant; (ii) has been rightfully independently communicated to

Consultant free of any obligation of confidence; or (iii) was developed by Consultant independently of and without reference to any information communicated to Consultant by Client. In addition, Consultant may disclose Client’s Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law. All Confidential Information furnished to Consultant by Client is the sole and exclusive property of Client or its suppliers or customers. Upon request by Client, Consultant agrees to promptly deliver to Client the original and any copies of such Confidential Information. Consultant’s duty of confidentiality under this Consulting Agreement does not amend or abrogate in any manner Consultant’s continuing duties under any prior agreement between Consultant and Client. Notwithstanding the foregoing or anything to the contrary in this Consulting Agreement or any other agreement between Client and Consultant, nothing in this Consulting Agreement shall limit Consultant’s right to discuss Consultant’s engagement with the Client or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of Consultant’s engagement with others to the extent expressly permitted by applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure. Further, notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal
14.Term and Termination.
14.1    Term. Unless earlier terminated as set forth in Section 14.2 below, the term of this Consulting Agreement and the “Consulting Period” shall commence on the Effective Date and shall terminate fifteen (15) months following the Effective Date.
14.2    Termination.
(a)    Automatic Termination. If Consultant fails to execute the Transition Agreement in accordance with the timing requirements stated therein, then this Consulting Agreement will automatically terminate effective at the end of the twenty-first day following Consultant’s receipt of the Transition Agreement. If Consultant revokes his acceptance of the Transition Agreement within seven (7) days after executing the Transition Agreement, then this Consulting Agreement will automatically terminate on the day of such revocation.
(b)    Termination Upon Notice. Either party may terminate this Consulting Agreement due to breach by the other party, upon thirty (30) days’ advance written notice.
(c)    Termination Upon Breach. The Client may terminate this Consulting Agreement before its expiration immediately if the Consultant materially breaches the Consulting Agreement. The parties agree that a “Material Breach” by Consultant shall occur if he: (i) fails to abide by any recognized professional standard, including any ethical standard; (ii) fails to provide services as reasonably requested by the Executive, which is not cured within ten (10) business days; (iii) secures other full-time employment that prohibits his ability to provide services to the Client; (iv) breaches any other material obligations of this Consulting Agreement, or (v) violates local, state, or federal laws.
14.3    Effect of Termination. Upon any termination or expiration of this Consulting Agreement, Consultant (i) shall immediately discontinue all use of Client’s Confidential Information delivered under this Consulting Agreement; (ii) shall delete any such Client Confidential Information from Consultant’s computer storage or any other media, including, but not limited to, online and off-line libraries; and (iii) shall return to Client, or, at Client’s option, destroy, all copies of such Confidential Information then in Consultant’s possession. In the event the Client terminates this Consulting Agreement or if Consultant terminates this Consulting Agreement, Consultant will not receive any additional consulting fees or other compensation as of the date of termination.
14.4    Survival. The rights and obligations contained in Sections 3-6, 8-9, 13, 14.3, 14.4, and 15-22 will survive any termination or expiration of this Consulting Agreement.
15.Insurance. Neither party shall be obligated to provide insurance to the other.
16.Successors and Assigns. Consultant may not subcontract or otherwise delegate his obligations under this Consulting Agreement without Client’s prior written consent. Client may assign this Consulting Agreement to an affiliated entity. Subject to the foregoing, this Consulting Agreement will be for the benefit of Client’s successors and assigns, and will be binding on Consultant’s subcontractors or delegatees.
17.Notices. Any notice required or permitted by this Consulting Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by overnight courier upon written verification of receipt; (ii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iii) by email when acknowledged by the receiving party or within three business days of delivery, whichever occurs first. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.
18.Governing Law. This Consulting Agreement shall be governed in all respects by the laws of the Commonwealth of Virginia, as such laws are applied to agreements entered into and to be performed entirely within Virginia between Virginia residents. Any suit involving this Consulting Agreement shall be brought in a court sitting in Virginia. The parties agree that venue shall be proper in such courts, and that such courts will have personal jurisdiction over them.
19.Severability. Should any provisions of this Consulting Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Consulting Agreement shall not be affected or impaired thereby.
20.Waiver. The waiver by Client of a breach of any provision of this Consulting Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.

21.Injunctive Relief for Breach. Consultant’s obligations under this Consulting Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to Client for which there will be no adequate remedy at law; and, in the event of such breach, Client will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate and attorney’s fees).
22.Entire Agreement. This Consulting Agreement is being entered into as part of the Transition Agreement between Client and Consultant, and will only remain effective if Consultant executes the Transition Agreement and does not revoke his acceptance. This Consulting Agreement and the Transition Agreement constitutes the entire understanding of the parties relating to the subject matter and supersedes any previous oral or written communications, representations, understanding, or agreement between the parties concerning such subject matter. This Consulting Agreement shall not be changed, modified, supplemented or amended except by express written agreement signed by Consultant and the Client. The parties have entered into separate agreements related to Consultant’s previous employment relationship with Client. These separate agreements govern the previous employment relationship between Consultant and Client, have or may have provisions that survive termination of Consultant’s relationship with Client under this Consulting Agreement, may be amended or superseded without regard to this Consulting Agreement, and are enforceable according to their terms without regard to the enforcement provision of this Consulting Agreement.
[Signature page follows]

In Witness Whereof, the parties have executed this Consulting Agreement effective as of the date first written above.
“Client” “Consultant”

Iridium Communications Inc. Thomas D. Hickey

By: /S/ Matthew J. Desch /S/ Thomas D. Hickey
Name (print): Matthew J. Desch Name (print): Thomas D. Hickey
Title: CEO Address: ____________________________
Telephone:_______________ ____________________________________
Tel:________________________________

Attachment:
Schedule I – Current Awards

Exhibit B

Employment Agreement

See Exhibit 10.70 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 4, 2014.